Exhibit 99.1

 Golden Enterprises, Inc. Releases 2nd Quarter Earnings and Dividend

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Jan. 6, 2005--Golden Enterprises, Inc.'s (NASDAQ:GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 26, 2005 to stockholders of record on January 17, 2005.
    For the three months ended November 30, 2004, basic and diluted
(loss) per share were ($.00) compared to a ($.02) loss last year (restated), on net sales of $24,851,760 versus $23,296,981, a sales increase of $1.6 million or 7%. The revenue growth can be attributed to an increase in consumer demand for Golden Flake products, an increase in the number of products offered for sale to our consumers and a planned territory expansion on the western edge of our current marketing area.
    Gross margins for the three months ended November 30, 2004 were $11,573,086 versus $11,078,359. During the second quarter, gross margins increased $.49 million compared to the prior year second quarter as gains from higher sales volume and improved manufacturing efficiencies more than offset the impact of rising fuel cost and other increasing commodities.
    Selling, general and administrative expenses increased $.l9 million, or 2% during the second quarter as a result of increased distribution costs associated with the revenue growth.
    For the six months ended November 30, 2004, basic and diluted net income per share were $.02 compared to $.02 last year (restated), on net sales of $49,618,186 versus $47,877,759, a 4% increase.
    The following is a summary of net sales and income information for the three months and six months ended November 30, 2004 and 2003.

                      Three Months Ended         Six Months Ended
                         November 30,              November 30,
                   ------------------------- -------------------------
                                  Restated                  Restated
                      2004         2003         2004         2003
                   ------------ ------------ ------------ ------------
Net Sales          $24,851,760  $23,296,981  $49,618,186  $47,877,759

(Loss) income
 before income
 taxes                $(19,340)   $(323,511)    $279,185     $361,826
Income taxes           (12,127)    (127,490)      98,223      126,155
                   ------------ ------------ ------------ ------------
(Loss) net income      $(7,213)   $(196,021)    $180,962     $235,671

Basic and diluted
 (Loss) earnings
 per share              $(0.00)      $(0.02)       $0.02        $0.02
                   ============ ============ ============ ============

Basic weighted
 shares
 outstanding        11,852,830   11,883,305   11,852,830   11,883,305
                   ============ ============ ============ ============

Diluted weighted
 shares
 outstanding        11,852,830   11,883,305   11,852,830   11,883,305
                   ============ ============ ============ ============


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Golden Enterprises, Inc., Birmingham
             Patty Townsend, 205-458-7132